Exhibit 99.1
GAYLORD ENTERTAINMENT COMPANY REPORTS FIRST QUARTER 2011 RESULTS
— Advance Group Bookings Remain Solid —
— Reiterating Full Year Guidance —
NASHVILLE, Tenn. (May 3, 2011) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the first quarter of 2011. Highlights include:
•	Consolidated revenue increased 2.9 percent to $220.7 million in the first quarter of 2011 from $214.5 million in the same period last year. Adjusted Gaylord Hotels total revenue (which excludes Gaylord Opryland, but includes the Radisson) was flat at $149.0 million in the first quarter of 2011 compared to $149.1 million in the prior-year quarter.

•	Adjusted Gaylord Hotels revenue per available room[1] (“RevPAR”) increased 0.5 percent and Adjusted Gaylord Hotels total revenue per available room[2] (“Total RevPAR”) increased 2.8 percent in the first quarter of 2011 compared to the first quarter of 2010.

•	Gaylord Opryland RevPAR increased 5.0 percent and Gaylord Opryland Total RevPAR increased 10.3 percent in the first quarter of 2011 compared to the first quarter of 2010.

•	Loss from continuing operations was $2.0 million, or a loss of $0.04 per diluted share (based on 48.2 million weighted average shares outstanding) in the first quarter of 2011 compared to a loss from continuing operations of $1.8 million, or a loss of $0.04 per diluted share, in the prior-year quarter (based on 47.0 million weighted average shares outstanding).

•	Adjusted EBITDA[3], which includes casualty loss, was $43.8 million in the first quarter of 2011 compared to $42.0 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) increased 4.1 percent to $46.0 million in the first quarter of 2011 compared to $44.2 million in the same period last year.

•	Gaylord Hotels (including Gaylord Opryland) gross advance group bookings in the first quarter of 2011 for all future periods were 360,338 room nights, a decrease of 31.2 percent when compared to the same period last year. Net of attrition and cancellations,advance bookings in the first quarter of 2011 for all future periods were 274,558 room nights, a decrease of 23.8 percent when compared to the same period last year.
Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “Our business performed as expected in the first quarter of 2011 and we see our momentum building as we move towards the second half of the year. We see real signs that lodging fundamentals are improving, as evidenced by growth in outside-the-room revenue and the continued improvement in group attrition.
“We continue to move through an inflection point in our business as room nights booked before the recession at peak rates have already traveled, while room nights booked early in the recovery — as we were beginning to aggressively push room rates — are only starting to travel. We expected this and factored it into our guidance. However, despite short-term rate pressure and the decline in attrition and cancellation fee revenue, we were able to maintain our margin performance through strong occupancy levels and outside-the-room spending.
“In the first quarter, we booked over 360,000 gross room nights. This is a solid performance in light of an especially strong first quarter in 2010 and coming off one of our best fourth quarter performances on record. It is also the direct result of our commitment to staying aggressive on pricing for future periods. We are confident we will be able to drive more desirable rates as the lodging environment improves, especially for high-demand group business periods, and we anticipate that our leisure business will pick up speed as a result of creative offerings like our recently announced alliance with DreamWorks Animation. Therefore, we are willing to sacrifice a marginal level of short-term bookings in order to capture long-term gains in rate. The improving lodging fundamentals and the early signs of a rate recovery support our approach. ”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the first quarter of 2011 include:
•	Adjusted Gaylord Hotels RevPAR increased 0.5 percent to $125.96 in the first quarter of 2011 compared to $125.29 in the prior-year quarter. Adjusted Gaylord Hotels Total RevPAR increased 2.8 percent to $326.60 in the first quarter of 2011 compared to $317.56 in the prior-year quarter.

•	Adjusted Gaylord Hotels CCF was flat at $42.6 million in the first quarter of 2011 compared to $42.5 million in the prior-year quarter. Adjusted Gaylord Hotels CCF Margin[4] for the first quarter of 2011 was flat at 28.6 percent compared to 28.5 percent in the same period last year.

•	Adjusted Gaylord Hotels attrition that occurred for groups that traveled in the first quarter of 2011 was 9.8 percent of the agreed-upon room block compared to 11.2 percent for the same period in 2010. Adjusted Gaylord Hotels in-the-year for-the-year cancellations in the first quarter of 2011 totaled 9,495 room nights compared to 15,497 room nights in the same period of 2010. Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $1.5 million in the first quarter of 2011 compared to $2.5 million for the same period in 2010.
At the property level, Gaylord Palms posted revenue of $45.5 million in the first quarter of 2011, a 5.0 percent increase compared to $43.3 million in the prior-year quarter, driven primarily by an increase in occupied room nights and an increase in outside-the-room revenue. Occupancy for the first quarter increased 4.0 percentage points largely driven by an increase in group business. Average Daily Rate (“ADR”) declined 6.1 percent compared to the first quarter of 2010, as rates in Orlando remain under short-term pressure. First quarter 2011 RevPAR decreased 1.0 percent to $129.93 compared to $131.24 in the prior-year quarter, as the increase in occupancy was offset by the decline in rate. Total RevPAR in the first quarter of 2011 increased 5.0 percent to $359.51 compared to $342.31 in the prior-year quarter. CCF in the first quarter of 2011 increased 4.1 percent to $15.2 million compared to $14.6 million in the prior-year quarter, resulting in a CCF Margin of 33.4 percent, a 30 basis point decrease compared to 33.7 percent in the prior-year quarter, driven by the decline in room rate.
Gaylord Texan revenue was $50.4 million in the first quarter of 2011, an increase of 7.4 percent from $46.9 million in the prior-year quarter, driven primarily by an increase in ADR, which increased 12.8 percent compared to the prior-year quarter, as well as an increase in outside-the-room spending. Occupancy for the first quarter of 2011 decreased by 0.5 percentage points compared to the first quarter of 2010. The increase in ADR was driven by the strong room rates captured for the Superbowl in February as well as strong gains in association ADR, when compared to the prior-year quarter. RevPAR in the first quarter of 2011 increased 12.0 percent to $137.56 compared to $122.78 in the prior-year quarter. Total RevPAR increased 7.4 percent in the first quarter of 2011 to $370.32 compared to $344.67 in the prior-year quarter. CCF increased 12.5 percent to $18.0 million in the first quarter of 2011, versus $16.0 million in the prior-year quarter, resulting in a 35.7 percent CCF Margin, a 160 basis point increase over the prior-year quarter, driven by the increase in room rate.
Gaylord National generated revenue of $52.4 million in the first quarter of 2011, a 9.0 percent decrease when compared to the prior-year quarter revenue of $57.5 million, driven by a decline in occupied room nights and a 2.4 percent decline in ADR. A decline in occupancy in January was partially offset by increases in corporate group room nights and transient room nights in February and March. RevPAR in the first quarter of 2011 decreased 11.1 percent to $120.70 when compared to $135.77 in the prior-year quarter. Total RevPAR decreased 9.0 percent to $291.44 in the first quarter of 2011 when compared to $320.21 in the prior-year quarter. CCF decreased 17.7 percent to $9.7 million in the first quarter of 2011 when compared to $11.7 million in the prior-year quarter, driven by the decline in revenue. CCF Margin decreased 190 basis points to 18.5 percent in the first quarter when compared to 20.4 percent in the prior-year quarter.
Gaylord Opryland generated revenue of $60.3 million in the first quarter of 2011, a 10.3 percent increase compared to $54.7 million in the prior-year quarter. Occupancy for the quarter increased 5.9 percentage points compared to the prior-year quarter, driven primarily by increases in corporate group room nights. ADR declined by 4.1 percent when compared to the prior-year quarter, driven by a decline in room rate for association groups. First quarter RevPAR increased 5.0 percent to $94.19 compared to $89.67 in the same period last year. Total RevPAR increased 10.3 percent to $232.76 in the first quarter of 2011 compared to $210.99 in the prior-year quarter, driven by the increase in occupancy and an increase in outside-the-room spending. CCF increased 8.6 percent to $13.9 million for the first quarter, versus $12.8 million in the prior-year quarter. For the quarter, CCF Margin decreased 40 basis points over the prior-year quarter to 23.0 percent.
Reed continued, “We were encouraged by the performance of our properties this quarter, particularly at Gaylord Texan and Gaylord Opryland, which has been gaining momentum since its reopening in November. At Gaylord Palms, though rates in the Orlando market remain pressured in the short-term, we are seeing improvement in rates for future bookings and expect this positive trend to continue. As we anticipated, reductions in the federal per diem rate and the uncertainty surrounding the federal budget had an impact on group business at Gaylord National in year-over-year comparisons. However, we are encouraged by the quantity of group room nights that we have secured for the second half of this year and the room rate at which they were contracted. We are confident that Gaylord National will perform well in 2011.”
Opry and Attractions
Opry and Attractions segment revenue increased 5.6 percent to $11.4 million in the first quarter of 2011, compared to $10.8 million in the year-ago quarter. The segment’s CCF increased to $0.7 million in the first quarter of 2011 from $0.6 million in the prior-year quarter.

Corporate and Other
Corporate and Other operating loss totaled $14.1 million in the first quarter of 2011 compared to an operating loss of $14.5 million in the same period last year. Corporate and Other CCF in the first quarter of 2011 improved 4.6 percent to a loss of $11.2 million compared to a loss of $11.7 million in the same period last year.
The Company also initiated a $12.0 million enhancement to its existing Nashville flood protection system in an effort to provide 500-year flood protection for Gaylord Opryland. The Company has worked with engineers to design the enhancements to be aesthetically pleasing and sensitive to adjacent property owners. It is anticipated that the project will be complete in the spring of 2012.
Development Update
Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term. As we have previously stated, the Company is continuing its efforts to identify and evaluate opportunities for new unit growth.
Transient Leisure Update
On April 27th, 2011, Gaylord Entertainment announced a multi-year strategic alliance with DreamWorks Animation SKG, Inc. to expand Gaylord’s family-friendly leisure offerings to feature the DreamWorks Experience. Through this deal, Gaylord will offer leisure experiences featuring DreamWorks’ characters for its guests at all Gaylord resort properties. Guests can begin purchasing the “DreamWorks Experience at Gaylord Hotels” vacation packages in July 2011, and the experiences will go live in the resorts beginning in November 2011.
Reed continued, “We are honored to be working with a company as renowned for their creativity as DreamWorks, and are excited to be able to offer our guests a family-friendly experience that will truly be one of a kind. Importantly, this alliance will give us the opportunity to expand occupancy and revenue from the leisure side of our business, particularly during the periods of the year when group business is traditionally slower.”

Liquidity
As of March 31, 2011, the Company had long-term debt outstanding, including current portion, of $1,162.2 million and unrestricted cash of $87.0 million. As of March 31, 2011, $300.0 million of borrowings were undrawn under the Company’s $1.0 billion credit facility, and the lending banks had issued $8.2 million in letters of credit, which left $291.8 million of availability under the credit facility.
Outlook
The following business performance outlook is based on current information as of May 3, 2011. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed concluded, “We continue to see positive indicators that the lodging industry is strengthening, and that our business is well-positioned to benefit from this recovery. As we have stated, we believe that rate will continue to improve as occupancy grows and that RevPAR will build through the year, especially as we move into the second half of 2011. While our partnership with DreamWorks will not launch until the fourth quarter, we anticipate that we will see growth in our leisure segment throughout the year as we continue to invest in enhancements to our properties aimed at attracting transient customers. Given our performance thus far and the room nights we have secured for the remainder of 2011, we are reiterating our guidance for 2011.”

Full Year
2011 Guidance
Consolidated Cash Flow
Adjusted Gaylord Hotels	$178 — 185	Million
Gaylord Opryland	$73 — 77	Million
Opry and Attractions	$12 — 14	Million
Corporate and Other	$(48 — 46)	Million

Totals	$215 — 230	Million

Adjusted Gaylord Hotels RevPAR	7.5% — 9.5%
Adjusted Gaylord Hotels Total RevPAR	6.5% — 8.5%

Gaylord Opryland RevPAR	13.0% — 15.0%
Gaylord Opryland Total RevPAR	9.0% — 11.0%

Note: Adjusted Gaylord Hotels in the guidance table above excludes Gaylord Opryland, but includes the Radisson; additionally, the guidance above assumes 39,900 room nights out of service in 2011 due to the renovation of rooms at Gaylord Palms and 14,240 room nights out of service in 2011 due to the renovation of rooms at the Radisson.
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release Tuesday, May 3, 2011 at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 85 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to Gaylord Opryland and our other Nashville-area Gaylord facilities, including our remaining flood-related repair projects, effects of the hotel closure such as the loss of customer goodwill, uncertainty of future hotel bookings and other negative factors yet to be determined, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels, our ability to refinance our indebtedness as it matures, and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.
2The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net loss is presented in the Supplemental Financial Results contained in this press release.
4As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds

(subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income (loss) or segment (or hotel) operating income (loss) is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com or dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2011	2010
Revenues	$220,738	$214,481
Operating expenses:
Operating costs	133,878	130,555
Selling, general and administrative (a)	43,078	41,902
Casualty loss	(1)	—
Depreciation and amortization	29,057	27,071

Operating income	14,726	14,953

Interest expense, net of amounts capitalized	(20,809)	(20,115)
Interest income	3,173	3,222
Income (loss) from unconsolidated companies	173	(73)
Net gain on extinguishment of debt	—	1,199
Other gains and (losses), net	(191)	(13)

Loss before income taxes	(2,928)	(827)

(Benefit) provision for income taxes	(967)	975

Loss from continuing operations	(1,961)	(1,802)

Income (loss) from discontinued operations, net of taxes	4	(48)

Net loss	$(1,957)	$(1,850)

Basic net loss per share:
Loss from continuing operations	$(0.04)	$(0.04)
Income from discontinued operations, net of taxes	—	—

Net loss	$(0.04)	$(0.04)

Fully diluted net loss per share:
Loss from continuing operations	$(0.04)	$(0.04)
Income from discontinued operations, net of taxes	—	—

Net loss	$(0.04)	$(0.04)

Weighted average common shares for the period:
Basic	48,221	47,011
Fully-diluted	48,221	47,011

(a)	Includes non-cash lease expense of $1.5 million for the three months ended March 31, 2011 and 2010, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Mar. 31,	Dec. 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$86,968	$124,398
Cash and cash equivalents — restricted	1,150	1,150
Trade receivables, net	63,927	31,793
Estimated fair value of derivative assets	11	22
Deferred income taxes	6,719	6,495
Other current assets	43,739	48,992

Total current assets	202,514	212,850

Property and equipment, net of accumulated depreciation	2,203,681	2,201,445
Notes receivable, net of current portion	142,457	142,651
Long-term deferred financing costs	11,240	12,521
Other long-term assets	50,077	51,065
Long-term assets of discontinued operations	416	401

Total assets	$2,610,385	$2,620,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations (a)	$58,805	$58,574
Accounts payable and accrued liabilities	158,226	175,343
Estimated fair value of derivative liabilities	7,235	12,475
Current liabilities of discontinued operations	342	357

Total current liabilities	224,608	246,749

Long-term debt and capital lease obligations, net of current portion	1,103,411	1,100,641
Deferred income taxes	104,630	101,140
Other long-term liabilities	140,502	142,200
Long-term liabilities of discontinued operations	451	451
Stockholders’ equity	1,036,783	1,029,752

Total liabilities and stockholders’ equity	$2,610,385	$2,620,933

(a)	Reflects a portion of the Company’s $360 million 3.75% Convertible Notes being classified as current as a result of their convertibility .

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)
and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Mar.31,
	2011		2010
	$	Margin	$	Margin
Consolidated
Revenue	$220,738	100.0%	$214,481	100.0%

Net loss	$(1,957)	-0.9%	$(1,850)	-0.9%
(Income) loss from discontinued operations, net of taxes	(4)	0.0%	48	0.0%
(Benefit) provision for income taxes	(967)	-0.4%	975	0.5%
Other (gains) and losses, net	191	0.1%	13	0.0%
Net gain on extinguishment of debt	—	0.0%	(1,199)	-0.6%
(Income) loss from unconsolidated companies	(173)	-0.1%	73	0.0%
Interest expense, net	17,636	8.0%	16,893	7.9%

Operating income	14,726	6.7%	14,953	7.0%
Depreciation & amortization	29,057	13.2%	27,071	12.6%

Adjusted EBITDA	43,783	19.8%	42,024	19.6%
Other non-cash expenses	1,453	0.7%	1,479	0.7%
Stock option expense	797	0.4%	699	0.3%
Other gains and (losses), net	(191)	-0.1%	(13)	0.0%
Loss on sales of assets	191	0.1%	13	0.0%

CCF	$46,033	20.9%	$44,202	20.6%

Adjusted Hospitality segment (excludes Gaylord Opryland and Other, includes Nashville Radisson) (a)
Revenue	$149,032	100.0%	$149,073	100.0%
Operating income	23,741	15.9%	23,641	15.9%
Depreciation & amortization	17,217	11.6%	17,193	11.5%
Other non-cash expenses	1,453	1.0%	1,479	1.0%
Stock option expense	187	0.1%	206	0.1%
Other gains and (losses), net	—	0.0%	(18)	0.0%
Loss on sales of assets	—	0.0%	18	0.0%

CCF	$42,598	28.6%	$42,519	28.5%

Gaylord Opryland (a)
Revenue	$60,310	100.0%	$54,669	100.0%
Operating income	5,725	9.5%	6,685	12.2%
Depreciation & amortization	8,056	13.4%	5,980	10.9%
Stock option expense	97	0.2%	113	0.2%
Other gains and (losses), net	(141)	-0.2%	1	0.0%
Loss (gain) on sales of assets	141	0.2%	(1)	0.0%

CCF	$13,878	23.0%	$12,778	23.4%

Other Hospitality (a)
Revenue	$—	100.0%	$(47)	100.0%
Operating loss	(12)	0.0%	(79)	168.1%
Depreciation & amortization	2	0.0%	46	-97.9%

CCF	$(10)	0.0%	$(33)	70.2%

Opry and Attractions segment (a)
Revenue	$11,367	100.0%	$10,761	100.0%
Operating loss	(643)	-5.7%	(765)	-7.1%
Depreciation & amortization	1,332	11.7%	1,362	12.7%
Stock option expense	43	0.4%	47	0.4%
Other gains and (losses), net	(2)	0.0%	—	0.0%
Loss on sales of assets	2	0.0%	—	0.0%

CCF	$732	6.4%	$644	6.0%

Corporate and Other segment (a)
Revenue	$29		$25
Operating loss	(14,086)		(14,529)
Depreciation & amortization	2,450		2,490
Stock option expense	470		333
Other gains and (losses), net	(48)		4
Loss (gain) on sales of assets	48		(4)

CCF	$(11,166)		$(11,706)

Casualty Loss (a)
Casualty loss income	$1		$—
Insurance proceeds	—		—

Operating income	1		—

CCF	$1		$—

(a)	Individual segments exclude effect of Casualty Loss, which is shown separately

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2011	2010
HOSPITALITY OPERATING METRICS:

Adjusted Hospitality Segment (excludes Gaylord Opryland and Other, includes Nashville Radisson)

Occupancy	70.2%	70.8%
Average daily rate (ADR)	$179.52	$177.00
RevPAR	$125.96	$125.29
OtherPAR	$200.64	$192.27
Total RevPAR	$326.60	$317.56

Revenue	$149,032	$149,073
CCF	$42,598	$42,519
CCF Margin	28.6%	28.5%

Gaylord Opryland

Occupancy	68.6%	62.7%
Average daily rate (ADR)	$137.26	$143.08
RevPAR	$94.19	$89.67
OtherPAR	$138.57	$121.32
Total RevPAR	$232.76	$210.99

Revenue	$60,310	$54,669
CCF	$13,878	$12,778
CCF Margin	23.0%	23.4%

Gaylord Palms

Occupancy	78.2%	74.2%
Average daily rate (ADR)	$166.07	$176.84
RevPAR	$129.93	$131.24
OtherPAR	$229.58	$211.07
Total RevPAR	$359.51	$342.31

Revenue	$45,492	$43,317
CCF	$15,215	$14,616
CCF Margin	33.4%	33.7%

Gaylord Texan

Occupancy	72.3%	72.8%
Average daily rate (ADR)	$190.19	$168.68
RevPAR	$137.56	$122.78
OtherPAR	$232.76	$221.89
Total RevPAR	$370.32	$344.67

Revenue	$50,360	$46,871
CCF	$17,957	$15,963
CCF Margin	35.7%	34.1%

Gaylord National

Occupancy	64.2%	70.5%
Average daily rate (ADR)	$187.91	$192.50
RevPAR	$120.70	$135.77
OtherPAR	$170.74	$184.44
Total RevPAR	$291.44	$320.21

Revenue	$52,354	$57,523
CCF	$9,665	$11,744
CCF Margin	18.5%	20.4%

Nashville Radisson

Occupancy	52.5%	46.6%
Average daily rate (ADR)	$87.03	$88.23
RevPAR	$45.72	$41.08
OtherPAR	$12.66	$8.91
Total RevPAR	$58.38	$49.99

Revenue	$826	$1,362
CCF	$(239)	$196
CCF Margin	-28.9%	14.4%

Other Hospitality (a)

Occupancy	0.0%	0.0%
Average daily rate (ADR)	$—	$—
RevPAR	$—	$—
OtherPAR	$—	$—
Total RevPAR	$—	$—

Revenue	$—	$(47)
CCF	$(10)	$(33)
CCF Margin	0.0%	70.2%

(a)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2011
	Low	High
Adjusted Gaylord Hotels
Estimated Operating Income/(Loss)	$102,000	$105,300
Estimated Depreciation & Amortization	69,400	72,000

Estimated Adjusted EBITDA	$171,400	$177,300
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,800	6,000
Estimated Stock Option Expense	800	1,200
Estimated Gains/(Losses), Net	0	500

Estimated CCF	$178,000	$185,000

	Low	High
Gaylord Opryland
Estimated Operating Income/(Loss)	$46,000	$47,400
Estimated Depreciation & Amortization	26,850	28,600

Estimated Adjusted EBITDA	$72,850	$76,000
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	0	0
Estimated Stock Option Expense	150	650
Estimated Gains/(Losses), Net	0	350

Estimated CCF	$73,000	$77,000

Opry and Attractions segment

Estimated Operating Income/(Loss)	$7,000	$8,300
Estimated Depreciation & Amortization	4,900	5,400

Estimated Adjusted EBITDA	$11,900	$13,700
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	100	250
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$12,000	$14,000

Corporate and Other segment

Estimated Operating Income/(Loss)	$(63,500)	$(60,500)
Estimated Depreciation & Amortization	13,500	13,000

Estimated Adjusted EBITDA	$(50,000)	$(47,500)
Estimated Stock Option Expense	1,800	1,500
Estimated Gains/(Losses), Net	200	0

Estimated CCF	$(48,000)	$(46,000)

Note: Adjusted Gaylord Hotels excludes Gaylord Opryland, but includes the Radisson